Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-229231 and 333-225919 on Form S-8 of FaceBank Group, Inc. of our report dated April 30, 2020, relating to the consolidated financial statements of fuboTV Inc. as of and for the years ended December 31, 2019 and 2018 appearing in this Current Report on Form 8-K/A of FaceBank Group, Inc.

/s/ Ernst & Young LLP

New York, New York

June 17, 2020